Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-128865 and 333-129444) and Form S-8 (Nos. 333-116893 and 333-127771) of Senomyx, Inc. and in the related Prospectuses of our reports dated March 3, 2006, with respect the financial statements of Senomyx, Inc.,  Senomyx, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Senomyx, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

San Diego, California
March 3, 2006